Nodechain, Inc.

Mr. Youssef Hanine Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of January 22nd, 2018 by and between Mr. Youssef Hanine, (the "EMPLOYEE") and Nodechain, Inc., a Delaware Corporation (“NODECAHIN”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.             Employment. Nodechain hereby employs the Employee to serve as independent director of Nodechain in accordance with the terms and provisions of this agreement, and the Employee hereby accepts such employment with Nodechain. Employee also shall serve as a member of the Board of Directors of Nodechain.

2.             Term. The Executive's employment hereunder shall be effective as of January 22nd, 2018 provided for in the (the "Effective Date") and shall continue until the fifteenth anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement provided that, on such each anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days' prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

3.             Position and Duties.

3.1              Position. During the Employment Term, the Executive shall serve as the Independent Director and Board Member of the Company, reporting to Chairman of the Board. In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by Alham Benyameen which duties, authority, and responsibility are consistent with the Executive's position. The Executive shall, also serve as a member of the board of directors of the Company (the "Board") or as an officer or director of any affiliate of the Company for no additional compensation.

3.2              Duties. During the Employment Term, the Executive shall devote as much time as necessary of his business time and attention to the performance of the Executive's duties hereunder. Notwithstanding the foregoing, the Executive will be permitted to act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization in accordance with the Company's Conflict of Interest Policy, and (b) may purchase or own other publicly traded securities less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder. (c) may own other publicly traded securities over five percent (5%) with the proper disclosure mandated by SEC regulation.

3.3              The employee shall:

(a)               Seek a qualified candidate that values the benefits and advantages of being a public company to engage Nodechain, under a best efforts basis, provide professional skills, attention and energies to the fulfillment of the duties customarily associated with such position and the accomplishment of the goals provided by the Board of Directors of Nodechain to the Employee from time to time

(b)               Act in accordance with herewith, and in all accounts, be responsible and responsive to the Board of Directors of Nodechain.

3.4              Place of Performance. The principal place of Executive's employment shall be the Company's principal executive office or Executives office of: 2207 E. Second St #B, Long Beach, CA 90803, provided that, the Executive may be required to travel on Company business during the Employment Term.

4.             Compensation As compensation for all services rendered by the Employee to Nodechain pursuant to this agreement, Nodechain shall pay to the employee the following amounts during the terms of this agreement:

4.1              Base Compensation. In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant the following equity awards to the Executive pursuant to the Nodechain, Inc Employee equity plan, ONE MILLION SHARES (“1,000,000”) of class A common stock, which shall vest immediately upon execution pursuant to restrictions of Rule 144 of the Securities and Exchange Act.

4.2              Quarterly Bonus.

(a)               For each fiscal quarter of the Employment Term, the Executive shall be eligible to receive a quarterly bonus (the "Quarterly Bonus"). The decision to provide any Quarterly Bonus and the amount and terms of any Quarterly Bonus shall be approved by Compensation Committee of the Board (the "Compensation Committee"). Such determination will be made no later than 1 (one) month after the close of each fiscal quarter. Bonus amount will take into account the quality and scope of work of the Executive and quantitative evaluation of the success of any private capital raise and the success of the public share performance will be weighted heavily.

(b)               The Quarterly Bonus will be paid to the Executive in Nodechain common stock shares and cash.

(c)               The Quarterly Bonus, will be paid within one (1) month after the end of each applicable fiscal quarter.

(d)               Except as otherwise provided in Section 5 (i) the Quarterly Bonus will be subject to the terms of the Company annual bonus plan under which it is granted (with weighting given to the expressed items in section 4.2(a) and (ii) in order to be eligible to receive an Quarterly Bonus, the Executive must be employed by the Company on the last day of the applicable fiscal quarter that Quarterly Bonuses are paid.

4.3              Equity Awards.

(a)               As base compensation, and in consideration of the Executive entering into this Agreement and as an inducement to join the Company, on the Effective Date, the Company will grant the following equity awards to the Executive pursuant to the Nodechain, Inc Employee equity plan, ONE MILLION SHARES (“1,000,000”) of class A common stock, which shall vest immediately upon execution pursuant to restrictions of Rule 144 of the Securities and Exchange Act.

(b)               Additional shares may be issued to Executive at a later date pursuant to the terms and restrictions of the Nodechain Employee Equity Plan at the behest of the Compensation Committee.

4.4              Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company, and to the extent the Company provides similar benefits and perquisites to similarly situated executives of the Company.

4.5              Employee Benefits. The Company does not currently have an Employee health plan. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time, once the plan becomes enacted, after significant funding is received from its private offering (collectively, "Employee Benefit Plans") Once enacted, the Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6              Vacation; Paid Time-Off. During the Employment Term, the Executive shall be entitled to Seven days of paid vacation days per calendar year in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time-off in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.7              Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

4.8              Indemnification.

(a)               In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)               During the Employment Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive.

5.             Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 21 days advance written notice of any termination of the Executive's employment. Upon termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1              Termination for Cause or Without Good Reason.

(a)               The Executive's employment hereunder may be terminated at any time by the Company for Cause or by the Executive without Good Reason. If the Executive's employment is terminated, by termination letter, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)                 any paid base salary or any accrued but unpaid Base Salary;

(ii)              any earned but unpaid Quarterly Bonus with respect to any completed fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Quarterly Bonus shall be forfeited;

(iii)            reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy;

(iv)             Equity Compensation paid upon execution of this agreement and any other conferred vested equity compensation; and

(v)               such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

(b)               For purposes of this Agreement, "Cause" shall mean:

(i)                 the Executive's willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)              the Executive's willful failure to comply with any valid and legal directive of the CEO or Board of Directors directive;

(iii)            the Executive's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)             the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(v)               the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(vi)             the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Termination of the Executive's employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board after reasonable written notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that the Executive has engaged in the conduct described in any of (i)-(vi) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect.

(c)               For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)                 a reduction in the Executive's Base Salary;

(ii)              removal of opportunity for Executive's Bonus;

(iii)            a relocation of the Executive's principal place of employment by more than 40 miles;

(iv)             any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(v)               a material, adverse change in the Executive's title, authority, duties, or responsibilities; or

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 15 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2       Termination Without Cause or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7, Section 8, and Section 9 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the "Release") and such Release becoming effective within 30 days following the Termination Date (such 30 day period, the "Release Execution Period")], the Executive shall be entitled to receive the following:

(a)       equal installment payments payable in accordance with the Company's normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to two (2) times the sum of the Executive's Base Salary, for a period of three months, which shall begin within 2 days following the Termination Date; provided that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

(b)       a payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the fiscal year in which the Termination Date (as determined in accordance with Section 5.6) occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year in which the Termination Date occurs;

(c)        The treatment of any outstanding equity awards, that have not already vested, shall be determined in accordance with the terms of the Nodechain Employee Equity Awards and the applicable award agreements.

(d)       Notwithstanding the terms of the Nodechain Employee Equity Award plan or any applicable award agreements:

(i)       all outstanding unvested stock options/stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii)       all outstanding equity-based compensation awards that are not intended to qualify as performance-based compensation under Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Code ("Section 409A") shall remain in effect;

5.3       Death or Disability.

(a)       The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)       If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i)       the Accrued Amounts due at that time;

(c)       For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of his job, without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4       Change in Control Termination.

(a)       Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within six (6) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive's compliance with Section 6, Section 7, Section 8 and Section 9 of this Agreement and his execution of a Release which becomes effective within 30 days following the Termination Date, the Executive shall be entitled to receive the following:

(i)       a lump sum payment equal to two (2) times the sum of the Executive's Base Salary and Bonus for the year in which the Termination Date occurs which shall be paid within Sixty (60) days following the Termination Date.

(b)        Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(i)       all outstanding unvested stock options/stock appreciation rights granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(c)       For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

(i)       one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than Fifty (50) percent of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than Fifty (50) percent of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii)       one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing fourty (40) percent or more of the total voting power of the stock of such corporation; or

(iii)       the sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company's assets under Section 409A.

5.5       Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with this agreement. The Notice of Termination shall specify:

(a)       The termination provision of this Agreement relied upon;

(b)       To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)       The applicable Termination Date.

5.6       Termination Date. The Executive's "Termination Date" shall be:

(a)       If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)       If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)       If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)       If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered;

(e)       If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered; Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.7       Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

5.8       Resignation of All Other Positions. Upon termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.9       Section 280G.

(a)       If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

(b)       All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6.       Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive's Base Salary on the Termination Date.

7.Confidential Information. The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

Confidential Information Defined.

Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or T1 any other form or medium, relating directly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

Company Creation and Use of Confidential Information.

The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of Block Chain Technology, Crypto Currency risk arbitrage, and other technology involving the industry. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of Chairman of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Chairman of the Board acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

6.             Restrictive Covenants.

6.1              Acknowledgement. The Executive understands that the nature of the Executive's position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual, capital market experience, and technical knowhow he provides to the Company are unique, special, or extraordinary because of his education, experience, and skillset.

The Executive further understands and acknowledges that the Company ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

6.2              Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the term of 3 months to run consecutively, beginning on the last day of the Executive's employment with the Company, for any reason or no reason and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the cryptocurrency blockchain technology sector.

For purposes of this Section 6, "Prohibited Activity" is activity in which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, officer, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of blockchain technology. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

Nothing herein shall prohibit the Executive from purchasing or owning shares of publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation and that any amount over 5% is disclosed as required by federal regulation.

This Section 6 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

6.3              Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company during Six (6) months to run consecutively, beginning on the last day of the Executive's employment with the Company.

6.4              Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company, he will have access to and learn about much or all of the Company's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to services or creation of technology.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during term of six (6) months, to run consecutively, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company's current, or former customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

(a)               Customers or prospective customers the Executive contacted in any way during the past six (6) months;

(b)               Customers about whom the Executive has trade secret or confidential information;

(c)               Customers who became customers during the Executive's employment with the Company; and

(d)               Customers about whom the Executive has information that is not available publicly.

7.             Non-Disparagement. The Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to Chairman of the Board.

The Company agrees and covenants that it shall cause its officers and directors to refrain from making any defamatory or disparaging remarks, comments, or statements concerning the Executive to any third parties.

8.             Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by him to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company's rights under Section 0, Section 6, and Section 7 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 0, Section 6, and Section 7 of this Agreement or the Company's enforcement thereof.

9.             Remedies. In the event of a breach or threatened breach by the Executive of Section 0, Section 6, or Section 7 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

10.         Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Any arbitral award determination shall be final and binding upon the parties.

11.         Proprietary Rights.

11.1          Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), [mask works,] and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "Intellectual Property Rights"), shall be the sole and exclusive property of the Company.

11.2          Further Assurances; Power of Attorney. During and after his employment, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

11.3          No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

12.         Security.

12.1          Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, technological equipment of any kind, codes, telephone systems, facilities access, monitoring, Company intranet, internet, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company facilities, IT resources and communication technologies ("Facilities and Information Technology Resources"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

12.2          Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property, documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive's possession or control.

13.         Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of California. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.         Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.         Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chairman of the Board of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16.         Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.         Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.         Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.         Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

20.         IRS Section 409A.

20.1          General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner, that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

20.2          Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

20.3          Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)               the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)               any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)               any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

20.4          Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

21.         Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated, or possible future employer.

22.         Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

23.         Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

NODECHAIN, INC.

5445 Oceanus Drive, STE 102,103

Huntington Beach, CA 92649

Alham Benyameen

If to the Executive:

Mr. Youssef Hanine

2207 E. Second St. #B

Long Beach, CA 90803

24.         Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Executive's acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

25.         Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

26.         Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NODECHAIN, INC
By: /s/ Andy Ibrahim Title: President and CEO
EXECUTIVE
By: /s/ Youssef Hanine Name: Youssef Hanine